UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INVENSENSE, INC.

(Name of Registrant as Specified In Its Charter)

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INVENSENSE, INC.

1745 Technology Drive, Suite 200

San Jose, California 95110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On September 9, 2015

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of InvenSense, Inc., a Delaware corporation. The meeting will be held on September 9, 2015 at 10:00 a.m. pacific daylight time at our headquarters, at the ground floor of 1745 Technology Drive, San Jose, California 95110.

Proposals to be considered at the annual meeting:

1.	Election of our board’s three nominees for Class I directors to serve for the ensuing three years or until their successors are elected or appointed;

2.	Hold advisory “say-on-pay” vote to approve the compensation of our named executive officers;

3.	Amend the 2013 Employee Stock Purchase Plan to increase the number of shares authorized for employee purchases by one million shares; and

4.	Ratify the selection by the audit committee of our board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending April 3, 2016.

These items of business are more fully described in the proxy statement accompanying this notice. The record date for the annual meeting is July 17, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof.

We are providing our stockholders with access to the proxy materials over the Internet. This permits us to conserve natural resources and reduces our printing costs, while giving our stockholders a convenient and efficient way to access our proxy materials and vote their shares. On or about July 30, 2015, we intend to mail a Notice of Internet Availability of Proxy Materials to our stockholders, informing them that our notice of annual meeting and proxy statement, annual report to stockholders and voting instructions are available on the Internet. As described in more detail in that notice, stockholders may choose to access our materials through the Internet or may request to receive paper copies of the proxy materials.

By Order of the Board of Directors

/s/ Mark Dentinger

Mark Dentinger

Chief Financial Officer

July 27, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote via the Internet or by requesting a printed copy of the proxy materials and returning the proxy card that will be mailed to you. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

1745 Technology Drive, Suite 200

San Jose, California 95110

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Under rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving stockholders a convenient and efficient way to access our proxy materials and vote their shares.

We intend to mail the Notice and, as required, any other printed proxy materials, on or about July 30, 2015 to all stockholders of record entitled to vote at the 2015 annual meeting of Stockholders, or annual meeting.

Why are these proxy materials being made available?

We are providing you with these proxy materials because the board of directors of InvenSense, Inc. (which we refer to in this proxy statement as InvenSense, the “Company”, “we”, or “us”) is soliciting your proxy to vote at the annual meeting. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply vote your shares by proxy via the Internet or, if you receive a paper copy of the proxy statement, by completing, signing and returning a paper proxy card.

How do I attend the annual meeting?

The annual meeting will be held on September 9, 2015 at 10:00 a.m. Pacific Daylight Time at our headquarters at the ground floor of 1745 Technology Drive, San Jose, California 95110.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on July 17, 2015 will be entitled to vote at the annual meeting. On the record date, there were 91,710,685 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on July 17, 2015, your shares of InvenSense’s common stock were registered directly with Computershare Trust Company, N.A., our transfer agent for our common stock, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your proxy on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote your proxy via the Internet or by requesting a printed copy of the proxy materials and returning the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on July 17, 2015, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote and for which we are soliciting your proxy:

1.	Election of our board’s three nominees for Class I directors;

2.	“Say-on-pay” advisory approval of the compensation of our named executive officers;

3.	To amend our 2013 Employee Stock Purchase Plan to increase the number of shares authorized for employee purchases by one million shares; and

4.	Ratification of the selection by the audit committee of our board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending April 3, 2016.

You may either vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any nominee(s) you specify. For each of the other proposals, you may vote “For” or “Against” the proposal or abstain from voting.

How do I vote?

The procedures for voting are as follows:

Voting via the Internet

•	You can vote your shares via the Internet by following the instructions in the Notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to mail a proxy card.

Voting by Mail

•	You can vote your shares by mail by requesting that a printed copy of the proxy materials be sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card.

If your shares are held by your broker, bank or another agent as a nominee or agent, you should follow the instructions provided by your broker, bank or other agent.

What if I return a proxy card or otherwise complete a ballot or give voting instructions but do not make specific choices?

If you return a signed and dated proxy card or otherwise complete a ballot or voting instructions without marking your selections, your shares will be voted, as applicable, “For” the election of all three nominees for director, “For” the “say-on-pay” advisory approval of the compensation of our named executive officers, “For” the amendment of our 2013 Employee Stock Purchase Plan to increase the number of shares authorized for employee purchases by one million shares, and “For” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending April 3, 2016. The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We are paying for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on the Notice and vote your shares for each name or account to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date;

•	You may grant a subsequent proxy through our Internet voting site;

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 1745 Technology Drive, Suite 200, San Jose, California 95110; or

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Please remember, as mentioned above, if you are a beneficial owner of shares you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent that holds your shares in street name.

If your shares are held by your broker, bank or another agent as a nominee or agent, you should follow the instructions provided by your broker, bank or other agent.

What are broker non-votes? How do I vote if I hold my shares in street name?

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions).

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to routine “discretionary” items, but not with respect to “non-discretionary” items under the rules of the New York Stock Exchange, or NYSE, on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Other than the proposal regarding the ratification of our auditors, all proposals at the annual meeting are considered to be non-routine and, therefore, brokers and other nominees will not be able to vote in the election of directors unless they receive instructions from the beneficial owners of the shares.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” votes and any broker non-votes for the election of directors. Broker non-votes will not count for or against any nominees or for any frequency of named executive officer compensation advisory votes.

With respect to each of the other proposals, the inspector of election will separately count “For” and “Against” votes. Abstentions will be counted towards the vote total for the proposal, and will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total for the proposal.

How many votes are needed to approve each of the proposals?

•	Proposal 1 — Election of our three nominees for Class I director. The three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

•	Proposal 2 — Advisory “say-on-pay” vote to approve the compensation of our named executive officers. The say-on-pay vote presented in Proposal 2 is an advisory vote and therefore is not binding on our company, our Compensation Committee or our Board of Directors. We value, however, the opinions of our stockholders and our Compensation Committee will, as it has in the past, take into account the result of the say-on-pay vote when determining future executive compensation.

•	Proposal 3 — Approval to amend the 2013 Employee Stock Purchase Plan to increase the number of shares authorized for employee purchases by one million shares. This proposal must receive a “For” vote from the holders of a majority of the voting power present and entitled to vote either in person or by proxy on the proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

•	Proposal 4 — Ratification of the selection by the audit committee of our board of directors of Deloitte & Touche LLP as the independent registered public accounting firm of InvenSense for our fiscal year ending April 3, 2016. This proposal must receive a “For” vote from the holders of a majority of the voting power present and entitled to vote either in person or by proxy on the proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at the meeting there are present in person or represented by proxy the holders of outstanding shares of common stock entitled to cast a majority of the votes that could be cast by all outstanding shares of common stock. On the record date, there were 91,710,685 shares of common stock outstanding, all of which are entitled to vote. Thus, holders of shares representing at least a majority of the total number of shares of common stock must be present in person or represented by proxy at the meeting to have a quorum.

Shares that are voted in person or by proxy are treated as being present at the meeting for purposes of establishing a quorum. Abstentions and broker non-votes will also be counted for purposes of calculating whether a quorum is present at the annual meeting. If there is no quorum, the holders of shares representing a majority of the votes present at the meeting may adjourn the meeting to another date.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of July 17, 2015.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL ONE

ELECTION OF CLASS I DIRECTORS

Pursuant to our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. The total number of authorized directors on our board of directors has set at eight by a resolution of our board of directors. We plan to elect three directors to serve as Class I directors whose terms will expire at the annual meeting of stockholders to be held in 2018.

There are three nominees for Class I director at this annual meeting, Jon Olson, Amit Shah and Yunbei “Ben” Yu, Ph.D. Stockholders cannot submit proxies voting for a greater number of persons than the three nominees named in this Proposal One. Each director to be elected will hold office until the annual meeting of stockholders held in 2018 or until his successor is elected or appointed. Each nominee is currently a director of InvenSense and has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

There are no family relationships between any of our directors, nominees or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director or executive officer.

Required Vote

The three nominees receiving the highest number of “FOR” votes shall be elected as Class I directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such nominee will instead be voted for the election of a substitute nominee proposed by our board of directors and the nominating and corporate governance committee. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on elections of directors unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to the three nominees in this Proposal One if you want your broker to vote your shares on the matter. Otherwise, your shares will be treated as broker non-votes. Broker non-votes will have no effect on the outcome of the vote.

Recommendation

Our board of directors recommends a vote FOR each nominee named in Proposal One.

INFORMATION REGARDING OUR NOMINEES AND DIRECTORS

The following table sets forth information as of July 17, 2015 with respect to the nominees for election as Class I directors of our board.

Class I Director Nominees
Name	Age	Class (1)	Position
Jon Olson	62	I	Director, Chairman of the Audit Committee
Amit Shah	50	I	Chairman of the Board and Chairman of the Compensation Committee
Yunbei “Ben” Yu, Ph.D.	45	I	Director and Member of the Compensation Committee

Continuing Directors
Name	Age	Class (1)	Position
Behrooz Abdi	53	III	President and Chief Executive Officer and Director
Amir Faintuch	46	II	Director and Member of the Nominating and Corporate Governance Committee
Usama Fayyad	52	II	Director and Member of the Compensation Committee
Emiko Higashi	56	III	Director and Member of the Audit Committee
Eric Stang	55	III	Director and Member of the Audit Committee and Chairman of the Nominating and Corporate Governance Committee

(1)	The terms of Class I directors elected at the 2015 annual meeting will expire at the 2018 annual meeting. The terms of Class II directors will expire at the 2016 annual meeting. The terms of Class III directors will expire at the 2017 annual meeting.

Nominees for Class I Directors

Jon Olson has served on our board of directors since October 2011. Mr. Olson has been the Executive Vice President Finance and Chief Financial Officer at Xilinx, Inc., a provider of programmable semiconductor platforms, since June 2014 and joined Xilinx as Vice President, Finance and Chief Financial Officer in June 2005. Prior to joining Xilinx, he served from 1979 to 2005 at Intel Corporation, a semiconductor chip maker, in various senior financial positions, including Vice President, Finance and Enterprise Services and Director of Finance. Mr. Olson holds an M.B.A. in Finance from Santa Clara University and a B.S. in Accounting from Indiana University.

We believe Mr. Olson’s qualifications to sit on our board of directors include his over 30 years of experience in senior roles of financial responsibility in the semiconductor industry, his track record of growing profitable businesses and his experience at various semiconductor and technology companies. Mr. Olson qualifies as independent according to the rules and regulations of the NYSE as determined by our board of directors.

Amit Shah has served on our board of directors since April 2004. As a Managing Member of Artiman Management since 2000 and Anthelion Management L.L.C. since 1996, he serves on the boards of Auryn, Inc., AV 2014 Mauritius Limited, AV 2014 Global Investments Limited, AVLP Mauritius Limited, AbsolutelyNew, Inc., Guavus, Inc., Aditazz, Inc., Adama Materials, Inc., CellMax, Ltd., Kaybus, Inc., HomeUnion Holdings, Inc., Tonbo Imaging Pte. Ltd., Dyyno, Inc. and Motif, Inc. In addition, he previously served on the boards of Auryn, Inc., MYNDnet, Inc., Mastek, Inc., Sierra Design Automation, Inc., Net Devices, Inc. , VuCast Media, Inc., Zyme Solutions, Inc. and Lightwire, Inc. Prior to founding Artiman Management, Mr. Shah founded Anthelion I & II, seed stage venture funds, which he has managed since 1996. From 1998 to 2000, he worked as Vice President of New Markets and Technologies for the Business Development and Alliances Group of Cisco Systems, Inc., a consumer electronics company, and he founded and was Chief Executive Officer of PipeLinks, Inc., an optical network company, until its acquisition by Cisco Systems in 1998. Mr. Shah also founded ZeitNet, a networking systems company, which was acquired by Cabletron Systems in 1996. Mr. Shah holds a B.S. in Electrical Engineering from The Maharaja Sayajirao University of Baroda, India and has done graduate work at the University of California, Irvine.

We believe Mr. Shah’s qualifications to sit on our board of directors include his understanding of our company acquired during his years of service on our board of directors, his experience serving as a director of various technology companies and his perspective gained as a venture capital investor. Mr. Shah qualifies as independent according to the rules and regulations of the NYSE as determined by our board of directors.

Yunbei “Ben” Yu, Ph.D. has served on our board of directors since March 2008. Dr. Yu also currently serves on the boards of 800App, Applied MicroStructures, Inc., CNEX, Miox, Qeexo, Social Touch, TempoAI and VeriSilicon Holdings Co., Ltd., and serves as an observer on the board of Novariant, Inc. Dr. Yu has previously served on the boards of AuthenTec, Inc., mSilica, Inc., Multigig, Inc. and SyChip Inc. (acquired by Murata Manufacturing Co., Ltd.), and previously served as an observer on the board of Verari Systems. Dr. Yu has served as a Venture Partner or Managing Director at Sierra Ventures since 2000. Prior to joining Sierra Ventures, he worked from 1997 to 2000 at 3Com Corporation, an electronics manufacturer, where he held a number of engineering and project management positions. He received his B.S. in Engineering from the University of Western Australia and a Ph.D. in Electrical Engineering from Princeton University.

We believe Dr. Yu’s qualifications to sit on our board of directors include his extensive experience in investment management of and service as a board member of various companies in the semiconductor, communications component and systems industries. Dr. Yu qualifies as independent according to the rules and regulations of the NYSE as determined by our board of directors.

Continuing Directors

Behrooz Abdi has served on our board of directors since June 2011 and was appointed President and Chief Executive Officer in October 2012. Mr. Abdi served as Executive Vice President and General Manager at NetLogic Microsystems, Inc., a provider of semiconductor solutions, from November 2009 to December 2011. Mr. Abdi served as the President and Chief Executive Officer of RMI Corporation (formerly Raza Microelectronics Inc.), a fabless semiconductor company, from November 2007 to October 2009. He served as Senior Vice President and General Manager of CDMA Technologies (QCT) at Qualcomm, Inc., a provider of wireless technology and services, from March 2004 to November 2007. Prior to joining Qualcomm, he held leadership and engineering positions of increasing responsibility at Motorola, Inc. in its Semiconductor Products Sector (SPS). From September 1999 to March 2003, he served as Vice President and General Manager for Motorola’s radio products division, in charge of RF and mixed signal ICs for the wireless mobile market. He currently serves as a director at Tabula, Inc. He also serves as a director at Encore Semi and Exar Corporation, a provider of high performance mixed-signal integrated circuits and sub-system solutions for networking and telecommunications, and industrial markets. Mr. Abdi served as the Chairman and director of SMSC Storage, Inc. (Formerly Symwave, Inc.), from September 2009 to November 2010 and as a director of RMI Corporation from November 2007 to November 2009. Mr. Abdi holds a B.S. from Montana State University and an M.S. from the Georgia Institute of Technology, both in Electrical Engineering.

We believe Mr. Abdi’s qualifications to sit on our board of directors include his over 26 years of experience in the semiconductor industry, his track record of growing profitable businesses and his experience as a board member of various private semiconductor and technology companies.

Amir Faintuch has served on our board of directors since October 2014. Mr. Faintuch currently serves as the corporate senior vice president and general manager of the Platform Engineering Group at Intel Corporation. In this role, he leads numerous worldwide engineering teams that are responsible for the IP design, system-on-chip (SoC) development, manufacturing and validation of the company’s overall chip portfolio across Intel businesses. Mr. Faintuch previously served as president, senior vice president and general manager of Qualcomm Atheros, where he helped establish Qualcomm’s position in wireless connectivity and location technologies targeting the mobile, computing and consumer electronics businesses. He also successfully managed the integration of Atheros’ and Qualcomm’s respective mobile connectivity teams, products and technologies following the 2011 Atheros acquisition. Mr. Faintuch holds dual master’s degrees in management with an emphasis in high technology from Northwestern University’s Kellogg School of Management and Tel-Aviv University’s Recanati School of Management. Faintuch also holds Bachelor of Science degrees in economics and business management from Haifa University in Israel.

We believe Mr. Faintuch is qualified to sit on our board as a result of his experience in management, engineering and technical operations at various technology companies. Mr. Faintuch possess strong leadership skills gained through experience as an executive a technology companies.

Usama Fayyad has served on our board of directors since January 2015. Mr. Fayyad currently serves as Chief Data Officer and Managing Director at Barclays, a position he has held since 2013. Prior to joining Barclays, Mr. Fayyad served as Chairman/CTO of ChoozOn Corporation from 2011 to 2013, a personalized mobile vertical search engine. He also was founder and Executive Chairman of Oasis500 — a technology startup accelerator and seed investment fund in the Middle East from 2010 to 2013. Mr. Fayyad previously served as the President of Open Insights LLC. Mr. Fayyad was appointed as the Chief Data Officer by Yahoo! Inc. in 2004, following the acquisition of at DMX Group, a technology company he founded. . In 2000 he left his position at Microsoft Corporation, where he led the data mining research and product teams to co-found his first startup: DigiMine (Audience Science) as Chairman and CEO. Prior to Microsoft, he was at NASA’s Jet Propulsion Lab where he led the automated analysis of remote sensing and Big Data in science applications. He also currently serves as a director at three private companies. Mr. Fayyad holds a Ph.D. in Computer Science & Engineering from the University of Michigan, Ann Arbor. He also holds M.S.E. in Computer Science Engineering and M.Sc. in mathematics, in addition to B.S.E.s in both Electrical and Computer Engineering. Mr. Fayyad is considered one of the founders of the field of Data Mining; is a Fellow of the ACM and AAAI, and a named inventor on over 30 patents.

Mr. Fayyad is qualified to serve as a member of our board of directors based on his deep understanding of technology and engineering. Mr. Fayyad is considered a thought leader within the industry of data mining, which provides us with a unique perspective when evaluating various technical and operational matters. Mr. Fayyad also bring with him entrepreneurial experience.

Emiko Higashi has served on our board of directors since October 2014. Ms. Higashi is founder and Managing Partner of Tomon Partners, LLC, a mergers and acquisitions and strategy consulting firm, a position she has held since 2004. Prior to Tomon Partners, she was a co-founder and chief executive officer of the technology-focused venture capital firm, Gilo Ventures. Ms. Higashi previously spent 15 years in investment banking. After beginning her investment banking career at Lehman Brothers, she was a founding member of Wasserstein Parella and the head of that firm’s technology M&A business from 1988 to 1994, and subsequently served as a managing director in charge of Merrill Lynch’s global technology M&A practice. She also currently serves as a director at KLA-Tencor, Zeptor and TeraHealth. Ms. Higashi also spent two years as a consultant at McKinsey & Co. in Tokyo, Japan. Ms. Higashi received a Bachelor of Arts from International Christian University in Japan and a Master’s in Business Administration from Harvard Business School.

As a result of her extensive career in technology-focused investment banking and finance, Ms. Higashi brings to the Board significant strategic, business development, M&A and financial experience related to the business and financial issues facing large global technology corporations, as well as a comprehensive understanding of international business matters, particularly in Asia, and knowledge of the semiconductor industry.

Eric Stang has served on our board of directors since September 2013. Mr. Stang has also served as a Chairman of the Board, Director, President and Chief Executive Officer of Ooma, Inc., a provider of broadband telephony products and services, since January 2009. Prior to joining Ooma, Mr. Stang served as Chief Executive Officer and President of Reliant Technologies, Inc., a developer of medical technology solutions for aesthetic applications, from 2006 to 2008. From 2001 to 2006, Mr. Stang served as Chief Executive Officer and President of Lexar Media, Inc., a provider of solid state memory products and its Chairman from 2004 to 2006. Mr. Stang currently serves on the board of Rambus Inc. and other private companies. Mr. Stang received his B.A. from Stanford University and M.B.A. from the Harvard Business School.

We believe Mr. Stang’s qualifications to sit on our board of directors include his years of service as a chief executive officer of various technology companies and his perspective gained in management of and service as a board member of various companies.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition and Leadership Structure

Our board of directors is divided into three classes with staggered three-year terms. At each annual meeting, the directors whose terms then expire or their successors will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors are divided among the three classes as follows:

•	The Class I directors are Messrs. Olson and Shah and Dr. Yu, and their terms will expire at the annual meeting of stockholders to be held on September 9, 2015 as described in this proxy statement;

•	The Class II directors are Messrs. Faintuch and Fayyad, and their terms will expire at the annual meeting of stockholders to be held in 2016; and

•	The Class III directors are Messrs. Abdi and Stang and Ms. Higashi, and their terms will expire at the annual meeting of stockholders to be held in 2017.

Our board highly values independent directors. Currently, all of the members of our board of directors other than our Chief Executive Officer, Mr. Abdi, are independent, as well as all members of the audit committee, the compensation committee and the nomination and corporate governance committee. Our board of directors retains the flexibility to determine on a case-by-case basis whether the Chief Executive Officer, or an independent director, should serve as Chairman. This flexibility permits our board of directors to organize its functions and conduct its business in a manner it deems most effective in then-prevailing circumstances.

The board currently separates the role of Chairman and Chief Executive Officer, with Mr. Abdi serving as Chief Executive Officer and Mr. Shah serving as Chairman. The board believes that separating these two roles promotes balance between the board’s independent authority to oversee our business and the Chief Executive Officer and our management team, which manages the business on a day-to-day basis. The current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and leverage the experience and perspectives of the Chairman.

Contacting the Board of Directors

Any stockholder who desires to contact our board, committees of the board and individual directors about bona fide issues or questions about the Company may do so by writing to: 1745 Technology Drive, Suite 200, San Jose, California 95110 Attention: Adam Tachner, Vice President and General Counsel. Mr. Tachner will direct such communication to the appropriate persons.

Role of the Board in Risk Oversight

The board of directors is actively involved in the oversight of our risk management process. The board does not have a standing risk management committee, but administers this oversight function directly through the board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, our nominating and corporate governance committee monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements and our board is responsible for monitoring and assessing strategic risk exposure and other risks not covered by our committees.

The full board, or the appropriate committee, receives reports on risks facing our company from our Chief Executive Officer or other members of management to enable it to understand our risk identification, risk management and risk mitigation strategies. We believe that our board’s leadership structure supports effective risk management because it allows the independent directors on our committees to exercise oversight over management.

Board Meetings

During the fiscal year ended March 29, 2015, the board held five meetings. Each of our incumbent directors attended more than seventy-five percent of the meetings of the board and of the committees on which such director served that were held during the last fiscal year. Board members are expected to regularly attend all meetings of the board and committees on which they serve. Our independent directors held an executive session in conjunction with each in-person board meeting.

Committees of the Board

In fiscal year 2015, our board of directors had three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides membership information for each of the board committees as of July 1, 2015:

Member of our board of directors in fiscal year 2015	Audit	Compensation	Nominating and Corporate Governance
Amir Faintuch (1)
Usama Fayyad (2)
Emiko Higashi (3)
Jon Olson
Amit Shah
Eric Stang (4)
Yunbei “Ben” Yu, Ph.D.

= Member             = Chair

(1)	Mr. Faintuch joined the board in October 2014 and nominating and corporate governance committee in January 2015.
(2)	Mr. Fayyad joined the board and compensation committee in January 2015.
(3)	Ms. Higashi joined the board and the audit committee in October 2014.
(4)	Mr. Stang became the chairman of the nominating and corporate governance committee, rejoined the audit committee and resigned from the compensation committee in May 2015.

Below is a description of each committee of the board of directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The board of directors concluded that each of the board members serving on a committee was independent as defined in the rules and regulations of the NYSE.

Audit Committee

Our audit committee is comprised of Messrs. Olson and Stang and Ms. Higashi, each of whom is a non-employee member of our board of directors. Mr. Olson is our audit committee chairman and our audit committee financial expert, as currently defined under the SEC rules. Our board of directors has determined that each of Messrs. Olson and Stang and Ms. Higashi is independent within the meaning of the applicable SEC rules and regulations of the NYSE.

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm;

reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our critical accounting policies and estimates; and will annually review the audit committee charter and the committee’s performance. The audit committee met five times during fiscal year 2015, including meetings with our independent registered public accounting firm to review our quarterly and annual financial statements and their review or audit of such statements. Our audit committee operates under a written charter adopted by the board that satisfies the applicable standards of the NYSE that is posted on our website at ir.invensense.com under the heading “Corporate Governance.”

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Faintuch and Stang, each of whom is a non-employee member of our board of directors. Mr. Stang is our nominating and corporate governance committee chairman. Our nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and the composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance principles and making recommendations concerning governance matters. Our nominating and corporate governance committee operates under a written charter adopted by the board that satisfies the applicable standards of the NYSE that is posted on our website at ir.invensense.com under the heading “Corporate Governance.” The nominating and corporate governance committee met four times during fiscal year 2015.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the board for next year’s annual meeting of stockholders may do so by delivering a written recommendation to the nominating and corporate governance committee at the following address: Chair of the nominating and corporate governance committee c/o Corporate Secretary of InvenSense at 1745 Technology Drive, Suite 200, San Jose, California 95110, by April 1, 2016. Submissions must include the requirements set forth in our bylaws including the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Compensation Committee

Our compensation committee is comprised of Messrs. Fayyad, Shah and Dr. Yu, each of whom is a non-employee member of our board of directors. Amit Shah is our compensation committee chairman.

Our compensation committee reviews and recommends policies relating to the compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The compensation committee administers the issuance of stock options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members. Our compensation committee operates under a written charter adopted by the board that satisfies the applicable standards of the NYSE and is posted on our website at ir.invensense.com under the heading “Corporate Governance.” The compensation committee met four time during fiscal year 2015. The compensation committee has authority to retain compensation consultants, outside counsel and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants.

Compensation Committee Interlocks and Insider Participation

Messrs. Fayyad, Shah and Stang and Dr. Yu served on our compensation committee for fiscal year 2015. During fiscal year 2015, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our compensation committee.

Corporate Governance

Corporate Governance Guidelines

Our board has adopted written Corporate Governance Guidelines to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluations and succession planning, and board committees and compensation. The nominating and corporate governance committee assists the board in implementing and adhering to the Corporate Governance Guidelines. Our Corporate Governance Guidelines are available on the investor relations section of our website at ir.invensense.com under the heading “Corporate Governance.” The Corporate Governance Guidelines are reviewed at least annually by our nominating and corporate governance committee, and changes are recommended to our board of directors with respect to changes as warranted.

Code of Business Conduct and Ethics

We have adopted the InvenSense Code of Business Conduct and Ethics that applies to all officers, directors and employees. Our Code of Business Conduct and Ethics is available on the investor relations section of our website at ir.invensense.com under the heading “Corporate Governance.” If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on the investor relations section of our website at ir.invensense.com under the heading “Corporate Governance.”

Corporate Governance Materials

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, charters for each committee of the board and other corporate governance documents, are posted on the investor relations section of our website at ir.invensense.com under the heading “Corporate Governance.” In addition, stockholders may obtain a print copy of our Corporate Governance Guidelines, Code of Business Conduct and Ethics as well as the charters of our audit committee, compensation committee and nominating and corporate governance committee by writing to our Corporate Secretary at 1745 Technology Drive, Suite 200, San Jose, California 95110.

Director Compensation

Director Compensation for Fiscal Year 2015

Our non-employee directors who served during the fiscal year ended March 29, 2015 received the following compensation for their service on our board of directors.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2) (3)	Stock Awards ($) (2) (3)	All Other Compensations ($)	Total ($)
Amir Faintuch (4)	13,250	403,638	38,358	—	455,246
Usama Fayyad (5)	7,500	381,114	—	—	388,614
Emiko Higashi (6)	15,750	403,638	38,358	—	457,746
Jon Olson	37,875	—	238,922	—	276,797
Amit Shah	17,500	152,064	143,020	—	312,584
Eric Stang	36,250	166,212	64,672	—	267,134
Tim Wilson (7)	19,250	152,064	143,020	—	314,334
Yunbei “Ben” Yu, Ph.D	15,000	—	152,342	—	167,342
Rockford Douglas Norby (8)	12,417	—	—	—	12,417

(1)	Reflects board retainer fees, as well as committee and committee chair retainer fees.
(2)	On March 29, 2015, the following non-employee directors each held stock options and stock awards covering the following aggregate numbers of outstanding shares:

Name	Stock Options (aggregate number of shares outstanding)	Stock Awards (aggregate number of shares outstanding)
Amir Faintuch (4)	60,000	2,255
Usama Fayyad (5)	60,000	—
Emiko Higashi (6)	60,000	2,255
Jon Olson	130,000	11,758
Amit Shah	46,667	8,408
Eric Stang	110,000	3,802
Tim Wilson (7)	40,000	8,408
Yunbei “Ben” Yu, Ph.D	80,000	8,956
Rockford Douglas Norby (8)	—	—

(3)	The amounts reported for the equity awards are based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the stock option awards are discussed in Note 6, “Stockholders’ Equity,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 29, 2015 which was filed with the SEC on May 28, 2015.
(4)	Mr. Faintuch joined our board in October 2014
(5)	Mr. Fayyad joined our board in January 2015.
(6)	Ms. Higashi joined our board in October 2014.
(7)	Mr. Wilson resigned from our Board effective May 28, 2015.
(8)	Mr. Norby resigned from our Board effective July 16, 2014.

Discussion of Director Compensation

Directors who are employees of ours do not receive any compensation for their service on our board of directors. Our board of directors adopted the following compensation policy in October 2014 that is applicable to all of our current non-employee directors:

•	Initial Equity Grants. Each non-employee director who joins the Board receives an option to purchase 60,000 shares of the Company’s common stock, with 1/48th of the shares subject to vesting on a monthly basis over four years, subject to the director’s continuous service as a member of the Board. The exercise price of these options is the fair market value on the date of grant. If still vesting, the grant accelerates in full upon a change in control of the Company.

•	Annual Equity Grants. Commencing January 1, 2015, each non-employee director with twelve or more months of service on the Board as of January 1st of each year is awarded restricted stock units equal in value to $200,000. These annual awards will vest in full twelve months after the date of grant, subject to the director’s continuous service as a member of the board. Any such grant which has commenced vesting will accelerate in full upon a change of control of the Company.

•	Retainers. Each non-employee director receives annual cash retainers, payable quarterly in arrears. The unpaid amounts of these retainers are payable in full for the current fiscal year in the event of a change of control of the Company during that fiscal year. The annual retainer for service on the board is $25,000, and the annual retainers for service on committees of the board is as follows:

Position	Audit Committee	Compensation Committee	Nominating Committee
Chair	$15,000	$10,000	$7,000
Member	$6,500	$5,000	$3,000

Phase in for Annual Equity Grants. The Annual Equity Grants described above were granted in 2015 for all directors based on the following categories: (i) new directors, with less than twelve months of continuous service, (ii) directors who received annual grants of options in 2014 under the prior director compensation plan, and (iii) directors who were entitled to receive annual grants of options in 2014 under the prior director compensation plan, but did not receive such grant prior to the effectiveness of the current plan.

Phase in for New Directors. Commencing on January 1, 2015, each non-employee director with at least one month of service but less than twelve months of service on the board as of January 1st was awarded on such date a restricted stock unit award equal in value to the product of (a) $200,000 multiplied by (b) the quotient of (i) the number of days that the director has served on the board as of the grant date divided by (ii) 365.

Phase in for Directors who Received Annual Option Grants in 2014. For non-employee directors who received an annual grant of options in 2014, the value of the 2015 annual grant for each such director was equal the product of (a) $200,000 multiplied by (b) the quotient of (i) the number of days from the date of grant of the director’s 2014 annual option award through December 31, 2014, divided by (ii) 365.

Phase in for Directors Entitled to Receive Annual Option Grants in 2014. Under the policy in effect prior to October 2014, each non-employee director who would have been entitled to a 2014 annual option grant on or after October 2014, was instead awarded a restricted stock unit award equal in value to the product of (a) $200,000 multiplied by (b) the quotient of (i) the number of days between the date of grant and December 31, 2014, divided by (ii) 365. These grant vested in full on December 31, 2014, subject to the non-employee director’s continuous service to the Company through that date. If still vesting, the equity grant will accelerate in full upon a Change in Control.

EXECUTIVE COMPENSATION

Executive Officers

Our executive officers as of July 17, 2015, and their positions, and their respective ages on that date, are:

Name	Age	Position
Behrooz Abdi	54	President and Chief Executive Officer
Mark Dentinger	57	Vice President — Chief Financial Officer
Daniel Goehl	44	Vice President — Worldwide Sales
Stephen Lloyd	51	Vice President — Engineering and New Product Development
Adam Tachner	49	Vice President — General Counsel and Corporate Secretary

Biographical information for Mr. Abdi is provided above. See “Information Regarding Our Nominees and Directors.”

Mark Dentinger joined us in 2014 as our Vice President and Chief Financial Officer. Prior to joining us, Mr. Dentinger served as Executive Vice President and Chief Financial Officer of KLA-Tencor Corporation from September 2008 to August 2013. Prior to joining KLA-Tencor, from February 2005 to April 2008, Mr. Dentinger served as Executive Vice President and Chief Financial Officer for BEA Systems, Inc., until the company was acquired by Oracle Corporation. Mr. Dentinger was with BEA Systems for a total of nine years, during which he held various senior financial and managerial roles within the company. Prior to joining BEA Systems, Mr. Dentinger served in various financial management positions at Compaq Computer Corporation (now Hewlett-Packard) for six years, culminating in his appointment as Director of Finance, High Performance Systems Manufacturing in 1996. Mr. Dentinger received his bachelor’s degree in economics from St. Mary’s College of California and his M.B.A. in finance from the University of California at Berkeley.

Daniel Goehl joined us in 2004 as our Director of Business Development and became our Vice President of Worldwide Sales in March 2007. Prior to joining us, Mr. Goehl held senior management positions and led sales and business development initiatives at start-up companies in semiconductor and wireless technology markets, such as Nazomi Communications, CSI Wireless, Meridian Wireless and Omni Telecommunications. Mr. Goehl has a B.A. in Economics from the University of Illinois and attended Kansai Gaidai University in Osaka, Japan for International Business and Japanese language studies.

Stephen Lloyd has been our Vice President of Engineering and New Product Development since December 2008. Prior to joining us, he worked at several semiconductor companies, including service from 2004 to 2008 at Beceem Communications, first as Vice President of Engineering for RF Microelectronics and later as Executive Vice President of Engineering. From 2002 to 2004, he served as Executive Director of RF IC Design for Skyworks Solutions, and from 1997 to 2002, he served as an Executive Director of Conexant Systems. Mr. Lloyd received his B.S. in Electrical Engineering from the University of California, Berkeley.

Adam Tachner has served as our Vice President and General Counsel since August 2013 and as our Corporate Secretary since September 2013. Prior to joining us, Mr. Tachner served as Vice President and General Counsel of Qualcomm Atheros, Inc. from May 2011 to August 2013. From October 2000 to May 2011, he served as Vice President and General Counsel, and from October 2000 to October 2003, he served as Director, Intellectual Property at Atheros Communications, Inc. From September 1994 to September 2000, Mr. Tachner was an associate attorney with Crosby, Heafy, Roach & May, P.C., a law firm. Mr. Tachner currently serves on the board of directors of two private companies. Mr. Tachner holds a J.D. from the University of Oregon School of Law, a Master of Business Administration from Columbia University, a Bachelor of Science degree in Electrical Engineering from California State University at Fullerton and a Bachelor of Arts degree in Social Science from the University of California at Berkeley.

Compensation Discussion and Analysis

Our named executive officers for fiscal year 2015 are as follows:

•	Behrooz Abdi, President and Chief Executive Officer

•	Mark Dentinger, Vice President — Chief Financial Officer

•	Daniel Goehl, Vice President — Worldwide Sales

•	Stephen Lloyd, Vice President — Engineering and New Product Development

•	Adam Tachner, Vice President — General Counsel and Corporate Secretary

•	Alan Krock, Former Vice President and Chief Financial Officer

Executive Summary

Fiscal 2015 Company Performance Highlights

•	Achieved the highest revenue in the Company’s history.

•	Brought to market a record number of new products across our motion sensor, software and microphone portfolio.

•	Achieved several high volume customer wins.

•	Our success in mobile laid important groundwork for continued achievement in fiscal 2016.

Executive Compensation Highlights for Fiscal 2015

•	No CEO base salary increase for the second consecutive year.

•	Recruited a new chief financial officer with a compensation mix significantly weighed toward long-term compensation.

•	Maintained or modestly increased base salaries of our other named executive officers.

•	Each of our named executive officers met the performance metrics under our non-equity incentive program at a level of at least 80% of target performance.

Summary of Executive Compensation Practices

We endeavor to maintain sound corporate governance standards consistent with our executive compensation policies and practices. During fiscal 2015, the following policies and practices were in effect:

WHAT WE DO		WHAT WE DON’T DO
✓	Fully Independent Compensation Committee — permits the establishment of competitive compensation practices and the measurement of actual performance from an independent perspective	✗	No gross-ups — executive officers are not eligible to receive any tax reimbursement payments or “gross-ups” in connection with any severance or change-in-control payments or benefits
✓

Broad-based retirement programs — other than what is provided to other full-time employees, we do not currently offer pension arrangements, non-qualified deferred compensation plans or arrangements, etc., to our executive officers

		✗	No special perquisites — we do not provide any perquisites to our named executive officers.
✓	Independent compensation consultant — the compensation committee engaged its own independent compensation consultant to assist with its compensation reviews	✗

Prohibition of hedging and pledging shares — we do not permit hedging or pledging as collateral for a loan nor do we permit our executives or non-employee directors to engage in any derivatives trading with respect to our common stock

✓	Risk mitigation — we have certain controls in place (signature authority, compensation structure, etc.) and a risk analysis is conducted
✓	Double-trigger agreements — all change-in-control payments and benefits are based on a “double-trigger” provision

Compensation Objectives

We structure our compensation programs to reward high performance and innovation, promote accountability and ensure that employee interests are aligned with the interests of our stockholders. Our executive compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively and tying their compensation to our success as a whole and to their individual contributions to such success.

Specifically, the compensation committee believes that the primary objectives of our compensation policies are:

•	creating long-term incentives for management to increase stockholder value;

•	motivating our executives to achieve our short-term and long-term goals;

•	providing clear company and individual objectives that promote innovation to achieve our objectives;

•	rewarding the achievement of targeted results, or pay for performance; and

•	retaining executive officers whose abilities are critical to our long-term success and competitiveness.

Emphasize Variable Pay and Balance Short- and Long-Term Incentives

Annual compensation for our named executive officers as a group varies year-to-year based on corporate results and individual performance. Consistent with our pay-for-performance philosophy, our compensation program emphasizes variable pay over fixed pay, and seeks to balance short- and long-term incentives. The majority of our named executive officer’s compensation consists of variable pay, including cash awarded under our annual non-equity incentive plan and equity grants.

Fixed pay, primarily consisting of base salary, made up only 9% of our chief executive officer’s total target compensation in fiscal 2015, while variable pay, consisting of equity incentives and an annual cash incentive bonus, made up 90.2% of our chief executive officer’s total compensation. The chart below shows the percentage of variable target compensation versus fixed target compensation for our chief executive officer and other named executive officers in fiscal 2015:

Framework for Determining Executive Compensation

The executive compensation program we adopted for fiscal 2015 had three primary components: (i) base salary, (ii) non-equity incentive plan compensation and (iii) equity awards. In addition, we provided our executive officers with other compensation, including a variety of benefits that are available generally to all salaried employees in the geographic locations where such executives are based.

In making its compensation decisions in fiscal 2015, the compensation committee also used data from Compensia, Inc., its independent compensation advisor, to assess the compensation of our named executive officers. This market assessment relied on the list of peer companies established in fiscal 2014 with the assistance of Compensia based on companies meeting one or more of the following criteria: (i) industry group, a company that competes within the semiconductor and related devices industry; (ii) annual revenue, revenue growth rate and profitability; (iii) market cap size, and (iv) size of employee base. The compensation committee considered whether this list of peer group of companies was still relevant for setting compensation decisions in fiscal 2015 and determined such list was representative of the company’s peer group. Based on these criteria, the following seventeen companies were selected to form our peer group:

Ambarella	Applied Micro Circuits	Audience
Cavium	Cirrus Logic	Entropic Communications
Exar	Hittie Microwave	Integrated Device Tech
Integrated Silicon Solutions	Monolithic Power Systems	Peregrine Semiconductor
RealD	Semtech	Sigma Designs, Inc.
Silicon Image	Volterra Semiconductor

While we considered information with respect to our peer companies, we did not formally benchmark our compensation levels to these companies. However, we strive to pay our named executive officers a base salary within the 25% range of our peer group of companies and equity compensation within the 75% of our peer group of companies. We believe this mix aligns our named executive officers more closely with our stockholders.

We also utilize the business judgment and experience of our compensation committee and our chief executive officer in establishing our executive compensation program. We rely in part on the experience and familiarity of our compensation committee members with current information relating to total aggregate compensation levels paid by technology companies of similar scale to ours. Our compensation committee members have obtained this experience and familiarity as venture capitalists and/or executives at technology companies.

Elements of Compensation

Base Salary

We pay base salaries to provide a fixed level of cash compensation for our named executive officers to compensate them for services rendered during the fiscal year. Each year we determine salary increases, if any, based upon a subjective evaluation of each executive’s individual performance, position, tenure, experience, expertise, leadership, management capability, and the extent to which the executive has been successful in managing and growing the operations or organization for which such executive is responsible. We do not apply formulaic base salary increases to our named executive officers.

For fiscal year 2015, the compensation committee determined to maintain the base salary of our chief executive officer. The Committee approved increases in the base salaries of Messrs. Krock, Goehl and Lloyd recommended by our chief executive officer from $280,000 to $300,000, $250,000 to $260,000 and $250,000 to $265,000, respectively, in each case in recognition of the increased responsibility of their positions resulting from the increasing scale and scope of our operations. Mr. Tachner continued to receive the base salary amount that was set at the time he joined us as an executive officer. Upon commencing his employment with the Company, Mr. Dentinger received an annual base salary of $300,000, which the committee determined was an appropriate level to incent Mr. Dentinger to join us and motive him for continued performance and leadership.

Non-Equity Incentive Awards

For fiscal 2015, the non-equity incentive program was designed to reward performance based on two performance factors: fifty percent based on the Company’s performance and fifty percent related to the executive’s individual performance as measured against specific management objective goals. There were ten different strategic and tactical goals for the Company, including design wins, customer wins, product development milestones and other strategic metrics, as well as specific individual performance objectives customized for each executive.

Specific bonus targets were determined to align individual performance with the annual goals and objectives of the Company, after taking into consideration the practices of the Company’s peer group, general market practices and recognition that the executives have a greater level of influence over and impact on the overall success of the Company. Upon completion of fiscal 2015, an assessment was conducted by Mr. Abdi of the results achieved by each executive relative to the established goals and objectives. Each of our named executive officers was determined to have achieved, and the Committee approved, the payment of bonus amounts based on Mr. Abdi’s recommendations and as set forth in the section entitled “Summary Compensation Table” herein.

Equity Awards

We believe that equity ownership in our Company is an important component of each named executive officer’s total compensation because it promotes long-term performance by aligning the interests of our named executive officers with the interests of our stockholders. We believe that equity awards will incentivize our named executive officers to achieve long-term performance because they provide greater opportunities for our named executive officers to benefit from any future successes in our business. We have not adopted stock ownership guidelines, and our equity compensation plans have provided the principal method for our named executive officers to acquire equity or equity-linked interests in our Company.

The number of shares subject to options granted to each named executive officer is determined by our compensation committee based upon several factors, including individual performance reviews and the levels of equity ownership we believe to be representative of and competitive with ownership levels of officers having similar responsibilities in technology companies of similar scale and stage of development to ours. We use options as an incentive to ensure long term growth of the company, with 4 year vesting cycles. In addition to the annual awards, grants of additional equity awards may be made to executive officers as an inducement to accept employment, following a significant change in job responsibility or in recognition of a significant achievement.

In May 2014, we granted our named executive officers, except for Mark Dentinger, additional stock options in connection with their annual performance reviews. In addition, we granted these named executive officers restricted stock units that vest over four quarters in equal quarterly installment, beginning on the first anniversary of the date of grant. The Committee is mindful of the potential dilution to stockholders resulting from stock option awards, which was a factor in the Committee’s decision to award restricted stock units as part of the equity award mix. This decision has enabled us to provide long-term incentive compensation while using fewer shares of our common stock than if stock options alone were granted. We also granted RSUs to provide short term incentive to our named executive officers to continue and participate in the growth of the company, as our base salaries are in the lower 25 percentile and the options were cliff vesting 4 years out.

In September 2014, upon Mr. Dentinger’s appointment as Chief Financial Officer we awarded Mr. Dentinger a stock option to purchase 300,000 shares of our common stock and 75,000 RSUs, both of which will vest over four years which we believe will help to align Mr. Dentinger’s interests with those of our stockholders and to sufficiently motivate and retain him.

Other Supplemental Benefits

Our named executive officers are eligible for the following benefits on a similar basis as other eligible employees:

•	health, dental and vision insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance;

•	short-term and long-term disability; and

•	a 401(k) plan with matching contributions.

Executive Compensation Tables

Summary Compensation Table

The following table presents information regarding compensation earned by or awards to our named executive officers during each of our last three fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Option Awards ($) (1)		Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)		Total ($)
Behrooz Abdi	2015	400,000	—		2,562,440		1,059,600	240,000	18,402		4,280,442
President and Chief Executive Officer (Principal Executive Officer)	2014	400,000	—		—		—	175,000	14,361		589,361
	2013	159,231	—		6,345,720	(4)	—	—	22,199	(5)	6,527,150

Mark Dentinger	2015	161,364	80,000		2,672,550		1,854,750	—	4,734		4,773,398
Vice President — Chief Financial Officer (Principal Financial Officer)

Alan Krock	2015	138,667	—		384,366		141,280	—	242,902	(8)	907,215
Former Vice President and Chief Financial Officer (Principal Financial Officer) (7)	2014	279,583	—		—		1,186,850	50,000	14,361		1,530,794
	2013	258,571	—		—		—	—	13,174		271,745

Daniel Goehl	2015	259,583	—		384,366		141,280	127,500	17,938		930,667
Vice President — Worldwide Sales	2014	249,167	80,000		461,182		1,017,300	120,000	13,408		1,941,057
	2013	228,750	5,000	(6)	—		—	—	11,580		245,330

Stephen Lloyd	2015	264,375	—		320,305		141,280	60,000	18,402		804,362
Vice President — Engineering and New Product Development	2014	249,583	1,033		461,182		1,017,300	55,000	13,925		1,798,024
	2013	233,926	—		—		—	—	12,768		246,694

Adam Tachner	2015	300,000	—		320,305		141,280	64,000	15,230		840,815
Vice President — General Counsel	2014	168,269	—		2,061,689		2,025,100	120,000	7,367		4,382,425

(1)	This column reflects the aggregate grant date fair value of option awards granted to our named executive officers estimated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The amounts reported for the stock option awards are based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the stock option awards are discussed in Note 6, “Stockholders’ Equity,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 29, 2015 which was filed with the SEC on May 28, 2015.
(2)

This column reflects the aggregate grant date fair value of our common stock for the stock awards granted to our named executive officers estimated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The amounts reported for the stock awards are based on the grant date fair value computed in accordance with FASB ASC Topic

718. The assumptions made in the valuation of our common stock on the grant date are discussed in Note 6, “Stockholders’ Equity,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 29, 2015 which was filed with the SEC on May 28, 2015.
(3)	Represents our contribution to the executive’s medical and life insurance payments and health savings account contributions.
(4)	This amount includes a grant of 20,000 options made to Mr. Abdi for service as a director that were subsequently cancelled upon Mr. Abdi’s commencement of employment as Chief Executive Officer.
(5)	This amount includes fees earned as compensation for service as a director in the amount of $16,333.
(6)	This amount reflects an employee referral bonus paid out under the Company’s employee referral program.
(7)	Mr. Krock resigned as Vice President and Chief Financial Officer effective September 2, 2014.
(8)	This amount reflects $175,000 severance and $50,000 paid to Mr. Krock for consulting services following his resignation.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our named executive officers during fiscal year 2015.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Based Plans			All Other Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value Of Stock and Option Awards ($) (1) (2)
		Threshold ($)	Target ($)	Maximum ($)
Behrooz Abdi		—	300,000	300,000
	5/15/2014	—	—	—	—	400,000	17.66	2,562,440
	5/15/2014	—	—	—	60,000	—	—	1,059,600

Mark Dentinger	9/2/2014	—	—	—	—	300,000	24.73	2,672,550
	9/2/2014	—	—	—	75,000	—	—	1,854,750

Alan Krock		—	75,000	75,000
	5/15/2014	—	—	—	—	60,000	17.66	384,366
	5/15/2014	—	—	—	8,000	—	—	141,280

Daniel Goehl		—	150,000	150,000
	5/15/2014	—	—	—	—	60,000	17.66	384,366
	5/15/2014	—	—	—	8,000	—	—	141,280

Stephen Lloyd			80,000	80,000
	5/15/2014	—	—	—	—	50,000	17.66	320,305
	5/15/2014	—	—	—	8,000	—	—	141,280

Adam Tachner			80,000	80,000
	5/15/2014	—	—	—	—	50,000	17.66	320,305
	5/15/2014	—	—	—	8,000	—	—	141,280

(1)	This column reflects the aggregate grant date fair value of option awards granted to our named executive officers estimated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions made in the valuation of the stock option awards are discussed in Note 6, “Stockholders’ Equity,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 29, 2015 which was filed with the SEC on May 28, 2015.
(2)	This column reflects the aggregate grant date fair value of our common stock for the stock awards granted to our named executive officers estimated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The amounts reported for the stock awards are based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of our common stock on the grant date are discussed in Note 6, “Stockholders’ Equity,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 29, 2015 which was filed with the SEC on May 28, 2015.

Outstanding Equity Awards at the End of Fiscal Year 2015

The following table presents certain information regarding outstanding equity awards held by our named executive officers at March 29, 2015.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Unites of Stock That Have Not Vested ($) (7)
Behrooz Abdi	7/9/2011	28,125	(1)	—	7.32	7/9/2021	—		—
	10/24/2012	501,180	(2)	328,360	11.57	10/23/2022	—		—
	10/24/2012	86,409	(3)	120,976	11.57	10/23/2022	—		—
	10/24/2012	73,448	(4)	133,937	11.57	10/23/2022	—		—
	10/24/2012	51,846	(5)	155,539	11.57	10/23/2022	—		—
	10/24/2012	—		—	—	—	164,180	(6)	2,505,387
	5/15/2014	—	(8)	400,000	17.66	5/15/2024	—		—
	5/15/2014	—		—	—	—	60,000	(21)	915,600

Mark Dentinger	9/2/2014	—	(22)	300,000	24.73	9/2/2024	—		—
	9/2/2014	—		—	—	—	75,000	(23)	1,144,500

Dan Goehl	1/19/2011	20,000	(14)	—	6.11	1/18/2021	—		—
	10/21/2011	8,334	(15)	—	7.32	10/21/2021	—		—
	10/21/2011	—	(9)	25,000	7.32	10/21/2021	—		—
	5/15/2013	36,668	(16)	52,084	12.92	5/15/2023	—		—
	5/15/2013	—		—	—	—	11,250	(10)	171,675
	8/15/2013	—		—	—	—	11,250	(11)	171,675
	11/15/2013	—		—	—	—	11,250	(12)	171,675
	2/15/2014	—		—	—	—	11,250	(13)	171,675
	5/15/2014	—	(8)	60,000	17.66	5/15/2024	—		—
	5/15/2014	—		—	—	—	8,000	(21)	122,080

Stephen Lloyd	1/19/2011	12,366	(17)	—	6.11	1/18/2021	—		—
	10/21/2011	8,333	(18)	834	7.32	10/21/2021	—		—
	10/21/2011	—	(9)	25,000	7.32	10/21/2021	—		—
	5/15/2013	47,916	(16)	52,084	12.92	5/15/2023	—		—
	5/15/2013	—		—	—	—	11,250	(10)	171,675
	8/15/2013	—		—	—	—	11,250	(11)	171,675
	11/15/2013	—		—	—	—	11,250	(12)	171,675
	2/15/2014	—		—	—	—	11,250	(13)	171,675
	5/15/2014	—	(8)	50,000	17.66	5/15/2024	—		—
	5/15/2014	—		—	—	—	8,000	(21)	122,080

Adam Tachner	9/15/2013	118,750	(19)	181,250	18.41	9/15/2023	—		—
	9/15/2013	—		—	—	—	73,334	(20)	1,119,077
	5/15/2014	—	(8)	50,000	17.66	5/15/2024	—		—
	5/15/2014	—		—	—	—	8,000	(21)	122,080

(1)	The option vests with respect to 1/48th of the total shares subject to the option monthly for 48 months with a vesting commencement date of July 9, 2011. On October 24, 2012, 28,125 shares had vested and the Company and employee agreed that no additional shares will vest under this option.

(2)	The option vests with respect to 1/4th of the total shares subject to the option on the first anniversary of the vesting commencement date of October 24, 2012, and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all the shares will be fully vested upon the fourth anniversary of the option’s vesting commencement date.
(3)	The option award will vest ratably at a rate of 1/48th per month after commencement of vesting, with vesting commencing upon the closing price of the Company’s publicly traded stock equaling or exceeding $15.00 for a period of 20 consecutive trading days.
(4)	The option award will vest ratably at a rate of 1/48th per month after commencement of vesting, with vesting commencing upon the closing price of the Company’s publicly traded stock equaling or exceeding $17.50 for period a period of 20 consecutive trading days.
(5)	The option award will vest ratably at a rate of 1/48th per month after commencement of vesting, with vesting commencing upon the closing price of the Company’s publicly traded stock equaling or exceeding $20.00 for a period of 20 consecutive trading days.
(6)	Restricted stock granted on October 24, 2012. The restricted stock vests with respect to 1/4th of the total shares subject to the grant on the first anniversary of the vesting commencement date of October 24, 2012, and with respect to 1/48th of the total shares subject to the grant monthly thereafter for 36 months, such that all the shares will be fully vested upon the fourth anniversary of the Restricted stock grant date.
(7)	The value of the unvested stock awards was calculated by multiplying the number of shares of unvested stock awards by the estimated fair market value of $15.26 per share of our common stock on the last trading day of our 2015 fiscal year.
(8)	The option vests with respect to all of the shares subject to the option on April 1, 2018.
(9)	The option vests with respect to 1/12th of the total shares subject to the option monthly from the vesting commencement date of April 1, 2015.
(10)	The restricted stock units vest with respect to 1/4th of the total shares subject to the restricted stock units yearly from the vesting commencement date of May 15, 2013.
(11)	The restricted stock units vest with respect to 1/4th of the total shares subject to the restricted stock units yearly from the vesting commencement date of August 15, 2013.
(12)	The restricted stock units vest with respect to 1/4th of the total shares subject to the restricted stock units yearly from the vesting commencement date of November 15, 2013.
(13)	The restricted stock units vest with respect to 1/4th of the total shares subject to the restricted stock units yearly from the vesting commencement date of February 15, 2015.
(14)	The option vests with respect to all of the shares subject to the option 45 months after the vesting commencement date of February 15, 2011.
(15)	The option vests with respect to 1/36th of the total shares subject to the option monthly from the vesting commencement date of October 1, 2011.
(16)	The option vests with respect to 1/48th of the total shares subject to the option monthly from the vesting commencement date of April 1, 2013.
(17)	The option vests with respect to half of the shares subject to the option 34 months after the vesting commencement date of February 8, 2011, and with respect to the remaining half of the total shares subject to the option 46 months after the vesting commencement date.
(18)	The option vests with respect to 1/24th of the total shares subject to the option monthly from the vesting commencement date of April 1, 2013.
(19)	The option vested with respect to 1/4th of the total shares subject to the option on the first anniversary of the vesting commencement date of August 26, 2013, and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all the shares became fully vested upon the fourth anniversary of the option’s vesting commencement date.
(20)	The restricted stock units vest with respect to 1/3rd of the total shares subject to the restricted stock units yearly from the vesting commencement date of September 15, 2013.
(21)	The restricted stock units vests with respect to 1/4th of the total shares subject to the restricted stock units on the first anniversary of the vesting commencement date of May 15, 2014, and with respect to 3/4th of the total shares subject to the restricted stock units quarterly thereafter for 9 months, such that all the shares will be fully vested on February 15, 2016.

(22)	The option vested with respect to 1/4th of the total shares subject to the option on the first anniversary of the vesting commencement date of September 2, 2014, and with respect to 1/48th of the total shares subject to the option monthly thereafter for 36 months, such that all the shares became fully vested upon the fourth anniversary of the option’s vesting commencement date.
(23)	The restricted stock units vest with respect to 1/4th of the total shares subject to the restricted stock units yearly from the vesting commencement date of September 2, 2014.

Option Exercises and Stock Vested

The following table summarizes for each named executive officer the stock option exercises and stock award shares vested during fiscal 2015:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Behrooz Abdi	—	—	103,693	2,016,398
Mark Dentinger	—	—	—	—
Alan Krock	225,639	3,183,619	8,750	186,594
Dan Goehl	17,915	254,524	15,000	272,138
Stephen Lloyd	71,467	1,080,731	15,000	272,138
Adam Tachner	—	—	36,666	823,518

(1)	Value was calculated using per share closing prices of our Common Stock on the applicable vesting dates for stock awards.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our executive officers, including the named executive officers, during fiscal year 2015.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our executive officers, including the named executive officers, during fiscal year 2015.

401(k) Plan

We maintain a 401(k) retirement savings plan. Each participant who is a U.S. employee may contribute to the 401(k) plan, through payroll deductions, subject to statutory limitations imposed by the Internal Revenue Service. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds. We make contributions to the accounts of plan participants.

Severance and Change in Control Policies

In May 2014, we approved a new form of executive change in control and severance agreements for each of our named executive officers other than our Chief Executive Officer. This form of agreement superseded and replaced any agreements or benefits relating to severance and change of control previously in effect for these officers.

If, within an executive officer’s first year of employment, such executive officer is terminated without cause and such termination is not in connection with a change of control, such officer will be eligible to receive the following severance:

•	an amount equal to six months of his then-current base salary;

•	payment of six months of continued medical insurance premiums under COBRA, if elected by him;

•	six month acceleration of vesting (or release from our repurchase rights, as applicable) of his stock (including options) then subject to vesting (or repurchase, as applicable); and

•	outstanding option awards remain exercisable for six months.

In the event we undergo a change of control and the employment of an executive officer (other than our Chief Executive Officer) is terminated for good reason or without cause either 30 days prior to the closing of such change of control or 18 months after, such officer will be eligible to receive the following severance:

•	an amount equal to 12 months of his then-current base salary;

•	payment of 18 months of continued medical insurance premiums under COBRA, if elected by him;

•	an amount equal to the lower of his current year target bonus or the amount of his most recent bonus paid to him;

•	the acceleration of vesting (or release from our repurchase rights, as applicable) with respect to 100% of his stock (including options) then subject to vesting (or repurchase, as applicable); and

•	extension of the exercise period for outstanding option awards by six months.

The benefits outlined above are contingent upon the officer signing a release.

Behrooz Abdi

In connection with Mr. Abdi’s appointment as President and Chief Executive Officer on October 24, 2012, we entered into an employment agreement and an executive change in control and severance agreement with Mr. Abdi. Pursuant to the employment agreement, Mr. Abdi’s annual base salary was set at $400,000 per year. The agreement provides that Mr. Abdi will participate in any bonus or similar plan for our executive officers adopted by our Board of Directors.

In addition, under his employment agreement, Mr. Abdi was granted: (i) an option to purchase 829,540 shares of our common stock, at an exercise price equal to $11.57 per share, the closing price of our common stock on the NYSE on October 24, 2012. One quarter of the shares subject to the option will vest on the one year anniversary of his employment and the remaining shares will vest in equal monthly installments over the three years thereafter; (ii) an option to purchase 622,155 shares of our common stock, at an exercise price equal to $11.57 per share, with shares subject to the option vesting ratably at a rate of 1/48th per month after commencement of vesting, and vesting commencing for such shares in even thirds of 207,385 shares upon the closing price of our stock equaling or exceeding $15.00, $17.50 and $20.00, respectively, for periods of 20 consecutive trading days; and (iii) 414,770 shares of restricted common stock, with one quarter of the shares vesting on the one year anniversary of his employment and the remaining shares vesting in equal monthly installments over the three years thereafter. In consideration for the our entering into the employment agreement, Mr. Abdi agreed that no additional shares would vest under existing options covering an aggregate of 90,000 shares granted to him in his capacity as a non-employee member of our Board of Directors. Mr. Abdi retained that portion of the option that was already vested, representing the right to purchase 28,125 shares at $7.32 per share.

Under Mr. Abdi’s change in control and severance agreement, if Mr. Abdi resigns for good reason or is terminated without cause not in connection with a change in control, he is entitled to: (i) a severance payment equal to 18 months of his then-current base salary; (ii) a bonus payment equal to his target bonus amount for the prior fiscal year (or, if no such prior year target annual bonus has been established, for the current fiscal year); and (iii) a payment of 18 months of continued medical insurance premiums under COBRA, each of which shall be paid in single lump-sum amounts, subject to applicable withholding taxes. In addition, his then-outstanding equity awards that have commenced vesting in accordance with their terms will vest in the additional portion that would have vested had his service with us continued for an additional 12 months after the date of termination (but without giving effect to any change in the trading price of our common stock following the date of termination).

In addition, if he resigns for good reason or is terminated without cause within 90 days before or 18 months following a change in control, Mr. Abdi is entitled to: (i) a severance payment equal to 18 months of the greater of his then-current base salary or his base salary as in effect immediately prior to the change in control; (ii) a bonus payment equal to 150% of the weighted average of his target bonus amount for the year in which his termination occurs and for the bonus amount paid to him for the year prior to the year in which his termination occurs; and (iii) a payment of 18 months of continued medical insurance premiums under COBRA, each of which shall be paid in single lump-sum amounts, subject to applicable withholding taxes. In addition, 100% of his then-outstanding equity awards that have commenced vesting in accordance with their terms will become vested (as if, with respect to equity awards the vesting of which is conditioned on the achievement of any common stock trading price, our common stock’s price had closed for 20 consecutive trading days at the price per share paid in the change in control), all restrictions and repurchase rights will lapse, and all performance goals or other criteria will be deemed achieved at target levels and all other terms and condition met.

Without regard to whether Mr. Abdi is terminated or resigns, upon a change of control, 100% of his then-outstanding equity awards that are not assumed or replaced upon the change in control and that have commenced vesting in accordance with their terms will become vested (as if, with respect to equity awards the vesting of which is conditioned on our achievement of any common stock trading price, our common stock’s price had closed for 20 consecutive trading days at the price per share paid in the change in control).

Potential Payments upon Termination or Change in Control

The following tables describe the potential compensation that would have been paid to our named executive officers if a change of control had occurred and the named executive officer was terminated for good reason or without cause either 30 days prior (90 days prior in the case of our Chief Executive Officer) to the closing of such change of control or 18 months after, assuming such termination was effective as of March 29, 2015, the last day of our 2015 fiscal year.

Name	Cash Severance ($)	Benefits Continuation ($)	Bonus ($)	Acceleration of Option Awards (1) ($)	Acceleration of Stock Awards (2) ($)	Total ($)
Behrooz Abdi	600,000	37,418	—	2,726,216	3,420,987	6,784,621
Mark Dentinger	300,000	32,358	—	—	1,144,500	1,476,858
Daniel Goehl	260,000	37,418	—	320,377	808,780	1,426,575
Stephen Lloyd	265,000	37,418	—	326,999	808,780	1,438,197
Adam Tachner	300,000	37,418	—	—	1,241,157	1,578,575

(1)	The value of accelerated vesting of options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the estimated fair market value of $15.26 per share of our common stock on the last trading day of fiscal 2015 and the per share exercise price of the accelerated options.
(2)	The value of accelerated vesting of stock awards was calculated by multiplying (x) the number of shares subject to acceleration by (y) the estimated fair market value of $15.26 per share of our common stock on the last trading day of fiscal 2015.

Equity Compensation Plan Information

Information, as of March 29, 2015, regarding equity compensation plans approved and not approved by stockholders is summarized in the following table:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	12,337,000	12.99	10,530,000	(1)
Equity compensation plans not approved by security holders	—	—	—

TOTAL	12,337,000	12.99	10,530,000

(1)	Included in this amount are 230,000 shares available for future issuance under our 2013 Employee Stock Purchase Plan.

Limitations of Liability and Indemnification Matters

We have adopted provisions in our current certificate of incorporation that limit or eliminate the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to the following:

•	any breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of director liability, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

Our certificate of incorporation and our bylaws also provide that we shall indemnify our directors and executive officers and shall indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our bylaws would permit indemnification.

We have entered and intend to continue to enter into separate indemnification agreements with certain of our directors and executive officers that are, in some cases, broader than the specific indemnification provisions provided by Delaware law and our charter documents, and may provide additional procedural protection. These agreements will require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers and directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding subject to limited exceptions; and

•	cover officers and directors under any general or directors’ and officers’ liability insurance policy maintained by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law. We also make available standard life insurance and accidental death and disability insurance policies to our employees.

REPORT OF THE COMPENSATION COMMITTEE(1)

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 29, 2015.

Compensation Committee

Amit Shah (Chairman)

Usama Fayyad

Yunbei (“Ben”) Yu, Ph.D.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of InvenSense under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, other than InvenSense’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL TWO

PROPOSAL 2 — “SAY-ON-PAY” ADVISORY VOTE ON EXECUTIVE COMPENSATION

This Proposal Two, which is commonly referred to as a “say-on-pay” vote, provides you with the opportunity to advise our Board and Compensation Committee regarding your approval of the compensation of our named executive officers as described in the Executive Compensation Discussion and Analysis section, accompanying compensation tables and narrative disclosure set forth in this proxy statement. This vote is not intended to address any specific item of compensation or the compensation of any particular named executive officer, but rather the overall compensation of our named executive officers as well as the philosophy and objectives of our executive compensation programs.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The say-on-pay vote is not binding on the Company, our Compensation Committee or our Board. We value, however, the opinions of our stockholders and the Compensation Committee will take into account, as we have in the past, the result of the vote when determining future executive compensation.

Our board of directors recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission in Proposal Two.

PROPOSAL THREE

PROPOSAL 3 — APPROVAL TO AMEND THE 2013 EMPLOYEE STOCK PURCHASE PLAN

TO INCREASE THE NUMBER OF SHARES

Our 2013 Employee Stock Purchase Plan (the “ESPP”) is a benefit that we make broadly available to our employees that allows them to purchase shares of our common stock (“Shares”) at a discount. The ESPP helps us attract, motivate and retain highly qualified employees and promotes employee stock ownership, which aligns employees’ interests with those of our stockholders. We are asking stockholders to approve amending the ESPP to increase by one million the number of Shares reserved for issuance under the ESPP.

The board of directors has approved the amendment and restatement of the ESPP, subject to stockholder approval at the annual meeting. Stockholder approval of the ESPP requires the affirmative vote of a majority of the outstanding Shares present in person or by proxy at the annual meeting and entitled to vote on the proposal.

If stockholders approve this proposal, the total number of Shares authorized and reserved for issuance under the ESPP will be one million four hundred thousand (1,400,000) shares. However, if this proposal is rejected by stockholders, the total number of Shares authorized and reserved for issuance under the ESPP will remain at 400,000, of which approximately 111,305 remain available for issuance as of July 1, 2015. Based on our current forecasts and estimated participation rates, if the increase is not approved, it is anticipated that the ESPP will run out of available Shares in November 2015 and no longer have shares available for the next offering period.

We believe that the ESPP is an essential tool that helps us compete for talent in the labor markets in which we operate. We also believe the ESPP is a crucial element in rewarding and encouraging current employees that promotes stock ownership by employees, which aligns their interests with those of our stockholders. Without stockholder approval of this proposal, we believe our ability to attract and retain talent would be hampered, and our recruiting, retention and incentive efforts would become more difficult.

Beginning in January 2015, our executive officers were permitted to participate in the ESPP. As such, they may have an interest in this proposal. The remainder of this discussion, when referring to the ESPP, refers to the amended and restated ESPP as if this proposal is approved by our stockholders, unless otherwise specified or the context otherwise references the ESPP prior to amendment and restatement.

The ESPP was initially adopted by the board in July 19, 2013 and approved by our stockholders in September 13, 2013.

Under the ESPP, a participant may authorize participant contributions, generally in the form of payroll deductions, which may not exceed 10% of the participant’s eligible compensation during the offering period. Payroll deductions are applied on the last day of a purchase period (the “purchase date”) to purchase a whole number of Shares on behalf of a participant. The purchase price is 85% of the fair market value of a share on the first day of the offering period or on the purchase date, whichever date results in a lower price.

Reasons for this Proposal

We believe that the number of Shares remaining available for issuance under the ESPP will not be sufficient for the expected levels of ongoing participation in the ESPP. Therefore, increasing the number of Shares available under the ESPP would be appropriate to help the Company meet the goals of its compensation strategy. The board believes that the interests of the Company and its stockholders will be advanced if the Company can continue to offer employees the opportunity to acquire or increase their ownership interests in the Company. We currently forecast that adding one million Shares to the ESPP will provide enough Shares to last until approximately three years, which will help us achieve our near-term goal to attract, retain and motivate qualified employees.

In considering its recommendation to seek stockholder approval for the addition to the ESPP of one million Shares, the board considered the historical number of Shares purchased under the ESPP since its adoption in 2013, which was 288,695 Shares. The board also considered the Company’s expectation that the additional Shares should last until approximately three years. In the event that more Shares are required for the ESPP in the future, the prior approval of our stockholders will be required.

Summary of the ESPP

Administration

The ESPP may be administered by the board of directors or a committee thereof. Currently, the compensation committee serves as the plan administrator. The compensation committee, as the plan administrator, has full authority to adopt such rules and procedures as it may deem necessary for proper plan administration and to interpret the provisions of the ESPP.

Shares Available Under the ESPP

A total of 400,000 Shares are authorized for purchase over the term of the ESPP, subject to adjustment in the event of a stock split, stock dividend, combination or reclassification or similar event.

Offering Periods

The ESPP is implemented by two offering period during each six-month period beginning on May 16 and November 16 each year. Each participant is granted a separate purchase right to purchase Shares for each offering period in which he or she participates. Purchase rights under the ESPP are granted on the start date of each offering period in which the participant participates and are automatically exercised on the last day of the offering period. Each purchase right entitles the participant to purchase the whole number of Shares obtained by dividing the participant’s payroll deductions for the offering period by the purchase price in effect for such period.

Eligibility

Except as described in this paragraph with respect to certain foreign employees, all employees of the Company and any designated parent or subsidiaries who are regularly expected to work more than 20 hours per week for more than five months per calendar year and who have been employed for such continuous period as the plan administrator may require (which period may not exceed two year) are eligible to participate in the ESPP. An eligible employee may only join an offering period on the start date of that period. Designated parents and subsidiaries include any parent or subsidiary corporation of the Company, whether now existing or hereafter organized, which elects, with the approval of the plan administrator, to extend the benefits of the ESPP to their eligible employees. Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether he or she is also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) are ineligible to participate in the ESPP if his or her participation is prohibited under the laws on the applicable non-U.S. jurisdiction or if complying with the laws of the applicable non-U.S. jurisdiction would cause the ESPP or an offering to violate Section 423 of the Code.

Each participant in the ESPP may authorize periodic payroll deductions that may not exceed the least of (i) 10% of his or her compensation, which is defined in the ESPP to include the regular base salary in effect at the beginning of the offering period, exclusive of any payments for overtime, bonuses, annual awards, other incentive payments, reimbursements or other expense allowances, fringe benefits (cash or non-cash), moving expenses, deferred compensation, or contributions (other than contributions under a 401(k) or cafeteria plan); and (ii) such amount determined by the plan administrator per offering period. A participant may increase or reduce his or her rate of payroll deductions during an offering period.

On the last day of each offering period, the accumulated payroll deductions of each participant are automatically applied to the purchased Shares at the purchase price in effect for that period.

Purchase Price

The purchase price per share at which common stock is purchased on the participant’s behalf for each offering period is equal to the lower of: (i) 85% of the fair market value per share of the common stock on the date of commencement of such offering period; and (ii) 85% of the fair market value per share of common stock on the last day of such offering period.

Valuation

The fair market value of the common stock on a given date is the closing sales price of the common stock on the NYSE as of such date. As of July 1, 2015, the fair market value of a share of the Company’s common stock as reported on the NYSE was $14.80.

Special Limitations

The ESPP imposes certain limitations upon a participant’s right to acquire common stock, including the following limitations:

•	No purchase right may be granted to any individual who owns stock (including stock purchasable under any outstanding options or purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

•	No purchase right granted to a participant may permit such individual to purchase common stock at a rate greater than $25,000 worth of such common stock (valued at the time such purchase right is granted) for each calendar year.

•	No more than 200,000 Shares may be purchased in a single offering period, subject to the plan administrator’s authority to change this limitation.

Termination of Purchase Rights

A participant’s purchase right immediately terminates upon such participant’s loss of eligible employee status, and his or her accumulated payroll deductions for the offering period in which the purchase right terminates are refunded. A participant may withdraw from an offering period by giving advance notice prior to the end of that period and his or her accumulated payroll for the offering period in which withdrawal occurs shall be refunded.

Assignability

No purchase right will be assignable or transferable (other than by will or the laws of descent and distribution) and will be exercisable only by the participant.

Corporate Transaction

In the event of the proposed dissolution or liquidation of the Company, the current offering period will terminate immediately prior to the consummation of such dissolution or liquidation, unless otherwise provided by the plan administrator. In the event of a proposed sale of all or substantially all of the assets of the Company or certain mergers, (each, a “Corporate Transaction”) during an offering period, all outstanding purchase rights shall be assumed by the successor corporation (or a parent or subsidiary thereof), unless the plan administrator determines, in its sole discretion, to shorten the offering period then in-effect to a new purchase date. If the plan administrator shortens the offering period then in progress to a new purchase date, the plan administrator will provide notice to each participant that (i) his or her purchase right will be automatically exercised on the new purchase date or (ii) the Company will pay to him or her, on the new purchase date, cash, cash equivalents, or property as determined by the plan administrator that is equal to the difference in the fair market value of the Shares covered by his or her purchase right and the purchase price due had the purchase right been automatically exercised on the new purchase date.

Changes in Capitalization

In the event any change is made to the outstanding shares of common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change in corporate structure effected without the Company’s receipt of consideration, appropriate adjustments will be made to (i) the maximum number of securities issuable under the ESPP, including the maximum number of securities issuable per participant on any one purchase date and (ii) the number of securities subject to each outstanding purchase right and the purchase price payable per share thereunder.

Amendment and Termination

The ESPP will terminate upon the earlier to occur of (i) September 13, 2023 or (ii) the date on which all purchase rights are exercised in connection with a Corporate Transaction.

The plan administrator may at any time terminate or amend the ESPP. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law), we will obtain stockholder approval in such a manner and to such a degree as required.

Number of Shares Purchased by Certain Individuals and Groups

Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Further, the number of Shares that may be purchased under the ESPP is determined, in part, by the price of our common stock on the first and last day of each offering period or purchase period, as applicable. Accordingly, the actual number of Shares that may be purchased by any eligible individual is not determinable.

In fiscal 2015, none of our executive officers were eligible to participate in the ESPP. Beginning on January 1, 2015, our executive officers may participate in the ESPP. Stephen Lloyd, Adam Tachner and Mark Dentinger have elected to participate in the ESPP for the offering period ending May 16, 2015. Non-employee directors are not eligible to participate in the ESPP.

U.S. Federal Income Tax Consequences

The following brief summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the Shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423. The ESPP also authorizes the grant of rights to purchase Shares that do not qualify under Section 423 pursuant to the Non-Section 423 Plan. Under an employee stock purchase plan that qualifies under Section 423, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the Shares acquired under the ESPP or in the event the participant should die while still owning the purchased Shares.

If the participant sells or otherwise disposes of the purchased Shares within two years after the start date of the offering period in which the Shares were acquired or within one year after the actual purchase date of those Shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the Shares on the purchase date exceeded the purchase price paid for those Shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs equal in amount to such excess. The amount of this ordinary income will be added to the participant’s basis in the Shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the Shares have been held for more than one year since the date of purchase, the gain or loss will be long-term.

If the participant sells or disposes of the purchased Shares more than two years after the start date of the offering period in which the Shares were acquired and more than one year after the actual purchase date of those Shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the Shares on the sale or disposition date exceeded the purchase price paid for those Shares, or (b) 15% of the fair market value of the Shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the Shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. The Company will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased Shares at the time of death, the lesser of (i) the amount by which the fair market value of the Shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the Shares on the start date of the offering period in which those Shares were acquired will constitute ordinary income in the year of death.

Summary

The board believes that it is in the best interests of the Company and its stockholders to continue to provide employees with the opportunity to acquire an ownership interest in the Company through their participation in the ESPP and thereby encourage them to remain in the Company’s employ and more closely align their interests with those of our stockholders

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding Shares present in person or represented by proxy and entitled to vote at the annual meeting is required to approve this proposal to amend and restate 2013 Employee Stock Purchase Plan, as amended, to increase the number of Shares reserved for issuance under such plan by one million shares. Shares that are voted “abstain” are treated as the same as voting against this proposal; broker “non-votes” will have no effect on this proposal.

Recommendation

Our board of directors recommends a vote FOR approval to increase the number of shares authorized for employee purchase in Proposal Three.

PROPOSAL FOUR

PROPOSAL 4 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Deloitte & Touche LLP, or Deloitte & Touche, as our independent registered public accounting firm for the fiscal year ending April 3, 2016, and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche has been our independent registered public accounting firm beginning with the audit of our 2005 fiscal year financial statements. Representatives of Deloitte & Touche are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm. However, the audit committee is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Independent Registered Public Accounting Firm Fee Information

The following table represents aggregate fees billed or to be billed to us for services performed for the fiscal years ended March 29, 2015 and March 30, 2014 (fiscal years 2015 and 2014, respectively), by Deloitte & Touche, our independent registered public accounting firm.

	Fiscal Year
	2015	2014
	(in thousands)
Audit Fees	$1,411	$1,494
Audit-Related Fees	—	—
Tax Fees	17	10
All Other Fees	—	—

Total Fees	$1,428	$1,504

All services provided by Deloitte & Touche for the fiscal years ended March 29, 2015 and March 30, 2014 were approved by the audit committee.

Audit Fees

The aggregate fees billed or expected to be billed by Deloitte & Touche for financial audit services totaled approximately $1.5million for fiscal year 2015 and $1.5 million for fiscal year 2014, consisting of fees for the audit of our annual financial statements, including audited financial statements presented in our annual report on Form 10-K, review of the financial statements presented in our quarterly reports on Form 10-Q, services rendered in connection with our Form S-8 and services that are normally provided by independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or review of interim financial statements and statutory audits required by non-U.S. jurisdictions.

Tax Fees

Tax fees consist of fees billed for professional services rendered for international tax compliance at the Company’s non-U.S. jurisdictions.

Audit-Related Fees and All Other Fees

There were no audit-related or other fees paid to Deloitte & Touche in fiscal years 2015 and 2014.

Pre-Approval Procedures of Audit and Non-Audit Services by the Independent Registered Public Accounting Firm

The audit committee’s charter requires it to pre-approve all audit and non-audit services performed by the independent registered public accounting firm. As permitted by the charter, the audit committee has delegated to the chairman of the audit committee, Jon Olson, the authority to grant such pre-approvals, provided that all approvals made by the chairman are presented to the full audit committee at each of its scheduled meetings. In determining whether to approve audit and non-audit services to be performed by Deloitte & Touche, the audit committee takes into consideration the fees to be paid for such services and whether such fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by Deloitte & Touche, the audit committee considers whether the performance of such services is compatible with maintaining the independence of the independent registered public accounting firm in performing its audit function, and confirms that the non-audit services will not include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. The audit committee has determined that the rendering of the services other than audit services by Deloitte & Touche in fiscal years 2015 and 2014 was compatible with maintaining the registered public accounting firm’s independence.

Required Vote

Ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending April 3, 2016 requires a “FOR” vote from a majority of the voting power present and entitled to vote either in person or by proxy on the proposal in order to pass. If you “Abstain” from voting, your vote will not be counted as a vote cast. If you return a signed and dated proxy card or otherwise complete a ballot or voting instructions without marking your selections, your shares will be voted “FOR” ratification of the appointment of Deloitte & Touche.

Recommendation

Our board of directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP in Proposal Four.

REPORT OF THE AUDIT COMMITTEE(1)

The audit committee has reviewed and discussed with InvenSense’s management the Company’s audited consolidated financial statements for the fiscal year ended March 29, 2015. The audit committee has also discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2015 for filing with the Securities and Exchange Commission.

Audit Committee*

Emiko Higashi

Jon Olson

Eric Stang

*	Eric Stang, who rejoined the Audit Committee effective May 2015 following the resignation of Tim Wilson, is not a signatory to the Report of the Audit Committee as he was not serving as a member at the time the referenced communications were made.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of InvenSense, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Our Common Stock

The following table sets forth certain information regarding the ownership of InvenSense’s common stock as of July 1, 2015 by: (i) each director; (ii) each of the named executive officers named in the Summary Compensation Table below; (iii) all current executive officers and directors of InvenSense as a group; and (iv) all those known by InvenSense to be beneficial owners of more than five percent of our common stock. Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than five percent of the shares of our common stock.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options and warrants held by the respective person or group that may be exercised or converted within 60 days after July 1, 2015. For purposes of calculating each person’s or group’s percentage ownership, stock options and warrants exercisable within 60 days after July 1, 2015 are included for that person or group but not the stock options of any other person or group. Applicable percentage ownership prior is based on 91,680,699 shares of common stock outstanding at July 1, 2015. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed. Unless otherwise noted below, the address of each person listed on the table is c/o InvenSense, Inc., 1745 Technology Drive, Suite 200, San Jose, California 95110.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Shares	Percentage (%)
5% Stockholders:
Artiman, L.L.C. (1)	7,637,071	8.3%
Directors and Named Executive Officers:
Behrooz Abdi (2)	1,186,051	1.3%
Amir Faintuch (3)	12,500	*
Usama Fayyad (4)	8,750	*
Emiko Higashi (5)	12,500	*
Jon Olson (6)	88,072	*
Amit Shah (7)	7,698,681	8.4%
Eric Stang (8)	43,125	*
Yunbei “Ben” Yu, Ph.D. (9)	4,113,227	4.5%
Mark Dentinger (10)	7,499	*
Daniel Goehl (11)	114,500	*
Stephen Lloyd (12)	140,538	*
Adam Tachner (13)	200,991	*
All current directors and executive officers as a group (12 persons) (14)	13,626,434	14.6%

*	Represents beneficial ownership of less than 1%.
(1)	As of December 31, 2014, based on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2015 by Artiman, L.L.C. Artiman, L.L.C’s business address is 2000 University Avenue, Suite 602 East Palo Alto, CA 94303. Amit Shah and Yatin Mundkur, as managing members of Artiman, L.L.C., the general partner of the Artiman entities that hold the shares may be deemed to beneficially own such shares, but disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein. See also note 7 to this section.
(2)

Includes 874,099 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 1, 2015, 15,000 restricted stock units exercisable within 60 days of July 1, 2015, 188,257 shares which are subject to our right of repurchase, which right will lapse over time and 108,695 shares of common stock beneficially owned. Of the 188,257 shares which are subject to our right of repurchase, 17,282 shares of our right of repurchase has lapsed within 60 days of July 1, 2015.
(3)	Includes 12,500 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 1, 2015.
(4)	Includes 8,750 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 1, 2015.
(5)	Includes 12,500 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 1, 2015.
(6)	Includes 86,250 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 1, 2015 and 1,822 shares of common stock beneficially owned.
(7)	Includes 41,667 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 1, 2015, 7,637,071 shares held by Artiman, L.L.C. and 19,943 shares held by Baca, L.P.. Amit Shah is a Managing Member of Artiman Management and Artiman, LLC, which is the General Partner of the Artiman Ventures LPs, and shares voting control and investment power of the securities held by Artiman Management and the Artiman Ventures LPs with the other Managing Member of Artiman Management and Artiman, LLC. Mr. Shah disclaims beneficial ownership of the securities held by Artiman Management or the Artiman Ventures LPs except to the extent of his pecuniary interest therein. See also note 1 to this section.
(8)	Includes 43,125 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 1, 2015.
(9)	Includes 75,000 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 1, 2015, 2,823 shares of common stock beneficially owned and 4,035,404 shares held by Sierra Ventures IX, L.P. Yunbei “Ben” Yu, Ph.D. is a Managing Director of Sierra Ventures Associates IX, LLC, which serves as the sole General Partner of Sierra Ventures IX, LP. As such, Dr. Yu shares voting and investment control over the shares owned by Sierra Ventures IX with its other Managing Directors, and may be deemed to own beneficially the shares held by Sierra Ventures IX. Dr. Yu disclaims beneficial ownership of the shares held by Sierra Ventures IX except to the extent of his pecuniary interest therein.
(10)	Includes 7,499 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 1, 2015.
(11)	Includes 88,750 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 1, 2015, 5,750 restricted stock units exercisable within 60 days of July 1, 2015 and 20,000 shares which are subject to our right of repurchase, which right will lapse over time.
(12)	Includes 87,884 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 1, 2015, 5,750 restricted stock units exercisable within 60 days of July 1, 2015, 20,000 shares which are subject to our right of repurchase, which right will lapse over time and 26,904 shares of common stock beneficially owned.
(13)	Includes 154,999 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 1, 2015, 2,000 restricted stock units exercisable within 60 days of July 1, 2015, 20,000 shares which are subject to our right of repurchase, which right will lapse over time and 23,992 shares of common stock beneficially owned.
(14)	Includes 1,493,023 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of July 1, 2015, 28,500 restricted stock units exercisable within 60 days of July 1, 2015, 248,257 shares which are subject to our right of repurchase, which right will lapse over time and 11,856,654 shares of common stock beneficially owned.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of InvenSense. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended March 29, 2015 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were filed in a timely manner other than the Forms 4 listed below:

Individual/Entity	Date of Transaction
Amit Shah	February 5, 2014
February 19, 2014
February 20, 2014
February 21, 2014
February 24, 2014
February 25, 2014
February 26, 2014
August 6, 2014
August 11, 2014
February 13, 2015

Dan Goehl	July 25, 2012
August 15, 2012
September 17, 2012
November 15, 2014

Jon Olson	October 21, 2012
October 21, 2013

Stephen Lloyd	November 15, 2014
March 18, 2015

Yunbei “Ben” Yu	March 28, 2013
February 18, 2014

Artiman, L.L.C.	November 19, 2012
November 20, 2012
December 20, 2012
December 21, 2012
December 24, 2012
December 26, 2012
May 28, 2013
May 29, 2013
May 30, 2013
May 31, 2013
July 1, 2013
July 2, 2013
July 3, 2013
August 28, 2013

Artiman Ventures L P	February 5, 2014
February 13, 2014
February 14, 2014
February 18, 2014

Yatin Mundkur	October 1, 2012

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

Our board of directors has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us or a related person.

Certain Related-Person Transactions

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with certain of our directors and executive officers, and we purchase directors’ and officers’ liability insurance. The indemnification agreements and our amended and restated certificate of incorporation and bylaws will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Executive Compensation — Limitations of Liability and Indemnification Matters.”

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, including Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are InvenSense stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other proxy materials, you may: (1) notify your broker; (2) direct your written request to our Director of Investor Relations, 1745 Technology Drive, Suite 200, San Jose, California 95110 or (3) contact our Investor Relations department at IR@invensense.com. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing between March 29, 2016 and April 28, 2016 to our Corporate Secretary at 1745 Technology Drive, Suite 200, San Jose, California 95110. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so by June 11, 2016. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

AVAILABLE INFORMATION

We will provide to any stockholder entitled to vote at our 2015 annual meeting, at no charge, a copy of our Annual Report on Form 10-K for fiscal year 2015 filed with the SEC on May 28, 2015, including the financial statements and the financial statement schedules contained in the Form 10-K. We make our Annual Report on Form 10-K, as well as our other SEC filings, available free of charge through the investor relations section of our website located at ir.invensense.com under “SEC Filings” as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on or accessible through our website or contained on other websites is not deemed to be part of this proxy statement.

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Mark Dentinger

Mark Dentinger

Chief Financial Officer

July 27, 2015

INVENSENSE, INC.®

INVENSENSE, INC.

1745 TECHONOLGY DRIVE

SUITE 200

SAN JOSE, CA 95110

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01 Jon Olson 02 Amit Shah 03 Yunbei “Ben” Yu

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2. Advisory say-on-pay vote to approve the compensation of our named executive officers.

3. Approval to amend the 2013 Employee Stock Purchase Plan to increase the number of shares authorized for employee purchases by one million shares.

4. Ratification of the selection by the audit committee of our board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending April 3, 2016.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For Against Abstain

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

INVENSENSE, INC.

Annual Meeting of Stockholders

September 09, 2015 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Behrooz Abdi and Adam Tachner, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of INVENSENSE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at the ground floor of 1745 Technology Drive, San Jose, California 95110, at 10:00 AM on Wednesday, September 09, 2015, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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